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                                                                     EXHIBIT 5.1



                               November 17, 1998


Cost Plus, Inc.
200 4th Street
Oakland, CA 94607

        RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 17, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 250,000 shares of Common Stock (the "Shares") reserved for issuance under the 1995 Stock Option Plan, as amended (the "Plan"). As legal counsel for Cost Plus, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

        It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation



                                       /s/ Wilson Sonsini Goodrich & Rosati